UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2013

ACCENTIA BIOPHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-51383 (Commission File Number)	04-3639490 (I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350
Tampa, Florida 33606
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors.

Effective on March 4, 2013, the Company and the Company’s Board of Directors accepted the retirement and resignation of Douglas W. Calder from his employment with the Company, including Vice President, Strategic Planning & Capital Markets.  Mr. Calder served without a formal employment agreement and accordingly, his retirement and resignation will not result in any severance compensation or benefits.  The resignation described above was voluntary and did not result from any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01    Other Events.

Effective on March 4, 2013, the Company’s Board of Directors accepted the retirement and resignation of Edmund C. King from his service to the Company, including Director, Lead Director, audit committee financial expert, Chairman of the Audit Committee and his memberships on the Audit Committee, Compensation Committee and the Nominating and Governance Committee of the Board of Directors.  The resignation described above was voluntary and did not result from any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

Effective on March 5, 2013, the Company and the Company’s Board of Directors accepted the resignation of Christopher C. Chapman, M.D. from his service to the Company including Director and his memberships on the Audit Committee, Compensation Committee and the Nominating and Governance Committee of the Board of Directors.  The resignation described above was voluntary and did not result from any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Garrison J. Hasara
Garrison J. Hasara, CPA Acting Chief Executive Officer, Acting Chief Financial Officer and Controller

Date:  March 7, 2013

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